Exhibit 10(c)(ii). Second Amendment to the McDonald’s Corporation Supplemental Profit Sharing And Savings Plan

1.	Section 1.1(a) of the McDonald’s Corporation Supplemental Profit Sharing and Savings Plan (the “Plan”), is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding any other provision of this Plan, no Deferral Elections shall be permitted under this Plan with respect to compensation that would be paid to Participants (absent deferral) on or after January 1, 2005.”

Except as herein amended, the Plan shall remain in full force and effect.

Executed in multiple originals this 1st day of December 2004.

McDonald’s Corporation

/S/ Richard Floersch
By	Richard Floersch Executive Vice President– Human Resources

64    McDonald’s Corporation